Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman / Dahlia Bailey

(415) 433-3777

dbailey@lhai.com

Axesstel Announces Fourth Quarter and Year-End 2007 Results

– Reports quarterly and annual revenue of $13.8 million and

$82.4 million, respectively –

– Delivers quarterly and annual data product revenue of $9.2 million and $38.5 million respectively –

– Reduces operating expenses by approximately $3.0 million annualized –

– Completes working capital line of credit with Wells Fargo –

SAN DIEGO, CA – Feb. 26 – Axesstel, Inc. (AMEX: AFT), a recognized leader in the design and development of fixed wireless voice and broadband data products, announced results for the fourth quarter and year ended December 31, 2007.

Mike Kwon, founder and chief executive officer of Axesstel, stated, “I am very excited to return to the helm of Axesstel. The fourth quarter was difficult; our total revenue decreased due to fewer sales of low margin phones, but more significantly because of production delays caused by slow payments to our contract manufacturers. However, we delivered solid data revenue, which grew 17 percent compared to the fourth quarter of 2006. We closed the year with $23.0 million of backlog.”

“During late 2007 and early 2008, we completed several transactions that improved our financial position. We secured some working capital financing, collected substantial receivables and entered into a strategic distribution agreement for sales to Venezuela. We also reduced headcount and other operating expenses we expect will result in savings of approximately $3 million annually.”

“We are optimistic about delivering profitable sales growth in 2008, as we continue our focus on fixed wireless data products. We expect to launch over a dozen new products in 2008, including GSM, EDGE, HSDPA and HSUPA products to complement our CDMA and EVDO lines. We continue to see strong demand in Latin America, where our new

AXESSTEL FOURTH QUARTER AND YEAR-END 2007 RESULTS	pg. 1

distribution agreement has already yielded a $3.6 million purchase order from Venezuela. Additionally, our efforts in Europe, the Middle East and Africa (EMEA) are delivering results with revenues reaching $15.8 million, up 267 percent over 2006, and with every indication the region will be a strong contributor in 2008. Also, we completed 2007 with record data product revenue growth of 40 percent compared to 2006. We believe we will grow 2008 data product revenues by over 50 percent compared to 2007,” continued Kwon.

Financial Results

Revenues for the fourth quarter of 2007 were $13.8 million, including data products revenue of $9.2 million. This compares to revenues of $30.1 million, including $7.9 million from data products, in the fourth quarter of 2006. Gross margin for the fourth quarter was $2.9 million, or 21 percent of revenue, compared to $6.3 million, or 21 percent of revenue for the same period last year. Net loss was $5.0 million, or $0.22 per share, compared to a net income of $139,000, or $0.01 per diluted share, in the fourth quarter of 2006.

Pat Gray, Axesstel’s chief financial officer, stated, “We entered the fourth quarter with a working capital shortfall that left us behind in payments to our principal contract manufacturer. During the quarter, we secured a $5.5 million short-term loan agreement enabling us to make milestone payments to that manufacturer. Also, we collected approximately $19 million from our Venezuelan customers, which we then used to repay the loan and make additional payments to the manufacturer. While production was slow at first due to a limited amount of long-lead time materials, we have restarted these orders and have begun to return to normal operations.”

The cash and cash equivalents balance was $555,000 at December 31, 2007. In January, Axesstel completed a working capital line of credit with Wells Fargo, which supports all sales and manufacturing requirements covered by letters of credit and credit insured receivables. The company also signed an agreement with Brightstar Corporation to distribute Axesstel’s products in Venezuela, which will facilitate the company’s ability to finance its receivables to that country. Under the terms of the distribution agreement Brightstar is required to provide a letter of credit to cover its purchase orders prior to shipment.

For the year ended December 31, 2007, the company reported revenues of $82.4 million, including data products revenue of $38.5 million, compared to 2006 revenues of $95.5 million, including data products revenue of $27.4 million. For the year ended December 31, 2007, net loss was $9.0 million, or $0.39 per share, compared to 2006 net loss of $6.6 million, or $0.29 per share.

AXESSTEL FOURTH QUARTER AND YEAR-END 2007 RESULTS	pg. 2

Outlook

The company expects full year 2008 revenues to exceed $100 million, up from $82.4 million in 2007. Additionally, the company believes data products will contribute more than $60 million in revenues in 2008, up from $38.5 million in 2007, and will exceed phone revenues for the first time on an annualized basis.

Recent Highlights

•	Entered into a distribution agreement with Brightstar for Venezuela, which has the option to be expanded into other Latin American countries.
•	Completed working capital line of credit with Well Fargo to support sales and manufacturing requirements.
•	Received first production order for approximately $2.6 million from PT Smart Telecom for USB modems.
•	Exhibited at the GSMS Mobile World Congress held Feb. 11 – 14 in Barcelona, Spain:
o	The newly designed GSM fixed wireless phones and terminals – the PG100 series, PG430, PG530 and TG230 – are generally available for order now.
o	The HSDPA models – the MD130, HSDPA USB modem that support laptop or desktop users and the MD430, HSDPA Wi-Fi Gateways – are expected to be available for order in the second half of 2008.

Conference Call

Axesstel will host a conference call at 1:30 PM Pacific (4:30 PM Eastern) to discuss its fourth quarter and annual 2007 results. Participating in the call will be Mike Kwon, chief executive officer; Patrick Gray, chief financial officer; and Clark Hickock, chief operations officer.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. Alternatively, you may dial the following number five to ten minutes prior to the scheduled conference call time: 1-877-663-9622. International callers should dial 1-706-634-9407.

If you are unable to participate in the call at this time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available on Tuesday, February 26 at 7:00 p.m. ET, through Thursday, February 28 at 11:59 p.m. ET. To access the replay, please dial 1-800-642-1687. International callers should dial 00-1-706-645-9291. The pass code is 33851049.

AXESSTEL FOURTH QUARTER AND YEAR-END 2007 RESULTS	pg. 3

ABOUT AXESSTEL, INC.

Axesstel (AMEX:AFT) is a recognized industry leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s best in class product portfolio includes wireless web computers, broadband modems, 3G gateways, voice/data terminals, fixed wireless desktop phones and public call office phones for access to online computing, high-speed data and voice calling services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California with a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

© 2007 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, such as to the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix, Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its primary contract manufacturer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

AXESSTEL FOURTH QUARTER AND YEAR-END 2007 RESULTS	pg. 4

AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the years ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net revenues	$13,786,617	$30,137,931	$82,435,385	$95,519,674
Cost of goods sold	10,864,949	23,868,267	64,849,155	80,245,405

Gross margin	2,921,668	6,269,664	17,586,230	15,274,269

Operating expenses:
Research and development	1,734,363	1,608,248	7,089,665	5,877,846
Selling, general and administrative	6,220,954	4,273,022	19,236,972	15,233,668
Impairment of assets	—	(82,898)	—	1,064,771

Total operating expenses	7,955,317	5,798,372	26,326,637	22,176,285

Operating income (loss)	(5,033,649)	471,292	(8,740,407)	(6,902,016)

Other income (expense):
Interest and other income	1,348,525	95,927	1,399,679	1,037,750
Interest and other expense	(1,359,191)	(428,346)	(1,683,407)	(771,952)

Total other income (expense)	(10,666)	(332,419)	(283,728)	265,798

Income (loss) before provision for income taxes	(5,044,315)	138,873	(9,024,135)	(6,636,218)
Provision for income taxes	—	—	—	—

Net income (loss)	(5,044,315)	138,873	(9,024,135)	(6,636,218)

Earnings (loss) per share:
Basic	($0.22)	$0.01	($0.39)	($0.29)

Diluted	($0.22)	$0.01	($0.39)	($0.29)

Weighted average shares outstanding:
Basic	23,066,482	22,842,766	22,931,750	22,721,122

Diluted	23,066,482	23,127,604	22,931,750	22,721,122

AXESSTEL FOURTH QUARTER AND YEAR-END 2007 RESULTS	pg. 5

AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

ASSETS
Current assets:	December 31, 2007	December 31, 2006
Cash and cash equivalents	$555,301	$3,708,909
Accounts receivable, net	20,801,710	39,008,789
Inventory	2,535,433	2,525,885
Prepayments and other current assets	1,295,697	2,612,340

Total current assets	25,188,141	47,855,923

Property and equipment, net	1,694,493	1,905,386

Other assets:
License, net	1,609,304	2,836,392
Goodwill	—	385,564
Other, net	871,059	1,206,309

Total other assets	2,480,363	4,428,265

Total assets	$29,362,997	$54,189,574

LIABILITIES AND STOCKHOLDERS’ EQUITY
	December 31, 2007	December 31, 2006
Current liabilities:
Accounts payable	$22,619,976	$20,979,968
Bank financing	490,000	13,127,450
Customer advances	286,806	14,000
Accrued commissions	1,645,099	2,077,430
Accrued royalties	767,000	2,994,000
Accrued warranties	460,000	463,000
Accrued expenses and other current liabilities	1,818,279	1,966,432

Total current liabilities	28,087,160	41,622,280

Long-term liabilities:
Other long-term liabilities	—	3,068,940

Total long-term liabilities	—	3,068,940

Stockholders’ equity	1,275,837	9,498,354

Total liabilities and stockholders’ equity	$29,362,997	$54,189,574

AXESSTEL FOURTH QUARTER AND YEAR-END 2007 RESULTS	pg. 6